Exhibit 5.1

D: +44 20 7614 2376

slewis@cgsh.com

June 24, 2025

Santander UK plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Ladies and Gentlemen:

We have acted as special United States counsel to Santander UK plc, a public limited company incorporated in England and Wales (the “Issuer”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, but excluding Exhibit 25, as effective as of the date hereof, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series, of debt securities of the Issuer (the “Debt Securities”).

The Debt Securities will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. The Debt Securities are to be issued under an indenture, dated as of September 29, 2016, between the Issuer and Citibank, N.A., as trustee (the “Trustee”) (as successor to Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to an Agreement of Resignation, Appointment and Acceptance, dated as of April 19, 2021, among the Issuer, the Trustee and Wells Fargo), as supplemented and amended by the first supplemental indenture entered into on November 3, 2017 (the “Indenture”).

In arriving at the opinion expressed below, we have reviewed the Registration Statement. We have also reviewed an executed copy of the Indenture filed as an exhibit to the Registration Statement. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Debt Securities in global form, and any Debt Securities in definitive form issued in exchange therefor, will conform to the forms thereof set forth in the board resolution, officer’s certificate or supplemental indenture, as the case may be, pursuant to which such Debt Securities will be issued.

Santander UK plc, Page 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the issuance, execution and delivery by the Issuer of the Debt Securities of a series have been duly authorized by all necessary corporate action of the Issuer in accordance with the provisions of the Indenture, and when such Debt Securities have been duly executed and delivered by the Issuer and authenticated by the Trustee in accordance with the Indenture and duly delivered to and paid for by the purchasers thereof pursuant to a sale in the manner described in the Registration Statement and the supplement or supplements to the prospectus relating to such Debt Securities, such Debt Securities will constitute valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Issuer, (a) we have assumed that the Issuer and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Issuer regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinion expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will or have become effective and comply with all applicable laws, (b) the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (c) the terms of the Debt Securities will conform to the terms thereof set forth in the board resolution, officer’s certificate or supplemental indenture, as the case may be, pursuant to which such Debt Securities are issued, and the terms of the Debt Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Issuer, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer, (d) the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (e) the Issuer will authorize the offering and issuance of the Debt Securities, will authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action and (f) certificates, if required, representing the Debt Securities will be duly executed, delivered and authenticated.

In rendering the opinion expressed above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of U.S.$2,500,000 or more.

With respect to the last sentence of Section 1.14 of the Indenture, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

Santander UK plc, Page 3

We note that the designation in Section 1.14 of the Indenture of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Indenture is (notwithstanding the waiver in Section 1.14 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Debt Securities or applicable agreement governing those Debt Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York. With respect to matters governed by the law of England and Wales, we have relied on our opinion dated June 24, 2025, as English counsel to the Issuer, which has been filed as Exhibit 5.2 to the Registration Statement dated June 24, 2025.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Opinions” in the prospectus included in the Registration Statement and in any prospectus supplement related thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sarah E. Lewis Harthan
Sarah E. Lewis Harthan, a Partner